Exhibit 3.274

LIMITED LIABILITY COMPANY AGREEMENT

OF

T-BOY MUSIC, L.L.C.

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of T-Boy Music, L.L.C. is made as of January 20, 2005 by Tommy Boy Music, Inc., a New York corporation (the “Sole Member”).

The Sole Member hereby duly adopts this Agreement pursuant to and in accordance with the New York Limited Liability Company Law, as amended from time to time (the “Act”), and hereby agree as follows:

1. Name; Certificate of Formation. The name of the limited liability company is T-Boy Music, L.L.C. (the “Company”). The Certificate of Formation of the Company dated May 10, 1996 was filed in the office of the Secretary of State of the State of New York on May 10, 1996.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Member Percentages. The percentage interest of the Sole Member is 100%.

4. Designated Agent for Service of Process. The Company shall maintain a registered office and a designated and duly qualified agent for the service of process on the Company in the State of New York.

5. Officers. The Sole Member hereby appoints the following named persons to be officers of the Company (the “Officers”) and to serve with the title indicated:

NAME	TITLE
Scott Pascucci	President
David H. Johnson	Vice President & Secretary
Joseph H. de Raaij	Vice President & Assistant Treasurer
Paul Robinson	Vice President
Mark A. Smith	Vice President & Treasurer
Mark Ansorge	Vice President
Lou-Anne Walters	Assistant Secretary

NAME	TITLE
Anthony Bown	Assistant Treasurer

6. Powers. The business and affairs of the Company shall be managed by the Sole Member. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of New York. Each of the Officers (and, with respect only to the certificate of formation and any amendments and/or restatements thereof) are hereby each designated as an authorized person, within the meaning of the Act, to execute, deliver and file the articles of organization of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

7. Management. The Sole Member shall have the sole and exclusive power and authority to act for and bind the Company. The Sole Member shall have the exclusive right to manage the business and affairs of the Company and may delegate such management rights, powers, duties and responsibilities to one or more Officers or such other person or persons designated by them as they may determine, provided that such delegation by the Sole Member shall not cause the Member to cease being a Member. Pursuant to its discretion to do so under this Section 7, the Sole Member hereby delegates to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company. Notwithstanding the foregoing delegation of power, no Officer shall have the authority to make any distributions or sell any assets of the Company without the written consent of the Sole Member.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Sole Member, (b) the retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Sole Member or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company unless the business of the Company is continued by consent of the Sole Member within 90 days following the occurrence of any such event, or (c) the entry of a decree of judicial dissolution under the Act.

9. Capital Contributions. The Sole Member shall make capital contributions to the Company from time to time, in cash, securities or other property, in amounts and at times as determined by the Sole Member.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Sole Member.

11. Distributions. Distributions shall be made to the Sole Member at the times and in the amounts determined by the Sole Member.

12. Assignments. The Sole Member may assign in whole or in part its limited liability company interest.

13. Resignation. The Sole Member may resign from the Company, thereby causing its dissolution.

14. Liability of Member; Indemnification. The Sole Member shall not have any liability to the Company or any third party for the obligations or liabilities of the Company except to the extent required by the Act. The Company shall, to the full extent permitted by applicable law, indemnify and hold harmless the Sole Member and each Officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which the Sole Member or such Officer shall be threatened by reason of its being the Sole Member or Officer or while acting as a Member or Officer on behalf of the Company or in its interest.

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New York, all rights and remedies being governed by said laws.

16. Amendment. This Agreement may only be amended by a writing duly signed by the Sole Member.

17. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

18. Entire Agreement. This Agreement constitutes the entire agreement among the Members and supersedes all prior agreements and understandings among the Members with respect to the matters contemplated hereby. There are no restrictions, warranties, covenants, agreements, promises or undertakings other than those expressly set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first written above.

TOMMY BOY MUSIC, INC.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Vice President

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